Exhibit 99.1

The St. Joe Company Reports Fourth Quarter and Full Year 2016 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--March 2, 2017--The St. Joe Company (NYSE:JOE) (the “Company”) today announced Net Income for the fourth quarter of 2016 of $2.7 million, or $0.04 per share, compared with Net Loss of $(2.5) million, or $(0.03) per share, for the fourth quarter of 2015. For the full year ended December 31, 2016, the Company reported Net Income of $15.9 million, or $0.21 per share compared to Net Loss of $(1.7) million, or $(0.02) per share for the full year 2015.

Total revenue for the quarter was $18.7 million as compared to $21.1 million in the fourth quarter of 2015 due to a reduction in real estate revenue partially offset by an increase in resorts and leisure revenue, leasing revenue and timber revenue. For the full year 2016, total revenue was $95.7 million compared to $103.9 million for the full year 2015 due to reduced real estate revenue and timber revenue partially offset by an increase in resorts and leisure revenue and leasing revenue.

Fourth Quarter 2016 highlights include:

  While revenue for the fourth quarter of 2016 was $2.4 million lower than the fourth quarter of 2015, Net Income increased by $5.2 million due to lower operating and corporate expenses and an increase in investment income.
  Real estate revenue decreased to $5.4 million in the fourth quarter of 2016 as compared to $9.4 million in the fourth quarter of 2015. This decrease was primarily related to timing of development of finished lots in the communities of Watersound Origins and Breakfast Point as well as lower volume of non-strategic commercial land sales.
  Resorts and leisure revenue increased approximately $0.9 million, or 10%, in the fourth quarter of 2016 as compared to the fourth quarter of 2015. The increase was broad based including an increase in average room rates in both the WaterColor Inn and in the vacation rental program as well as an increase in total membership, growth in rounds played at the golf courses, strong showing in the food and beverage component and increased membership revenue from the St. Joe Club & Resorts private membership club.
  Timber sales increased to $1.2 million during the fourth quarter of 2016 as compared to $0.7 million in the fourth quarter of 2015 due to an increase in tons sold.
  Leasing revenue increased approximately $0.2 million, or 11%, in the fourth quarter of 2016 as compared to fourth quarter of 2015. As of December 31, 2016, the Company owned approximately 604,000 square feet of rentable commercial space which is 87% leased. Of this amount, the Pier Park North retail center has approximately 320,000 square feet constructed and is 93% leased.
  As of December 31, 2016, the Company had cash, cash equivalents and investments of $416.8 million, as compared to $404.0 million as of December 31, 2015, an increase of $12.8 million.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “Our ‘open for business’ strategy and focus on maximizing the value of our assets while maintaining a low fixed expense structure is gaining traction. The recent announcement of GKN Aerospace locating a new world-class manufacturing facility in VentureCrossings® Enterprise Centre in Bay County is an example of both an investment in generating recurring income and in creating quality aerospace manufacturing jobs with a high economic multiplier effect that we believe will enhance long term value of the area and the Company.” Mr. Gonzalez added, “With a strong balance sheet, our plan for 2017 is to increase capital expenditures particularly on projects that we believe will provide recurring revenue and asset value while being selective about one-off sales of our land holdings.”

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue
Real estate revenue	$5.4	$9.4	$23.4	$33.7
Resorts and leisure revenue	9.7	8.8	57.3	54.5
Leasing revenue	2.4	2.2	9.8	9.0
Timber revenue	1.2	0.7	5.2	6.7
Total revenue	$18.7	$21.1	$95.7	$103.9
Expenses
Cost of real estate revenue	1.3	4.2	8.0	16.4
Cost of resorts and leisure revenue	9.8	8.8	50.2	47.1
Cost of leasing revenue	0.9	0.8	3.1	2.8
Cost of timber revenue	0.2	0.2	0.8	0.8
Other operating and corporate expenses	5.3	8.7	23.1	33.4
Depreciation, depletion and amortization	2.1	2.2	8.6	9.5
Total expenses	19.6	24.9	93.8	110.0
Operating (loss) income	(0.9)	(3.8)	1.9	(6.1)
Other income (loss)	5.5	(0.1)	20.7	5.0
Income (loss) from operations before equity in
income from unconsolidated affiliates and income
taxes	4.6	(3.9)	22.6	(1.1)
Income tax expense (benefit)	2.0	(1.2)	7.1	0.8
Net income (loss)	2.6	(2.7)	15.5	(1.9)
Net loss attributable to non-controlling interest	0.1	0.2	0.4	0.2
Net income (loss) attributable to the Company	$2.7	$(2.5)	$15.9	$(1.7)
Net income (loss) per share attributable to the Company	$0.04	$(0.03)	$0.21	$(0.02)
Weighted average shares outstanding	74,342,826	75,329,557	74,457,541	87,827,869

Revenue Detail
($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Real estate revenue
Residential	$3.6	$6.9	$19.5	$21.1
Commercial	1.5	2.5	2.1	7.2
Other real estate revenue	0.3	--	1.8	5.4
Total real estate revenue	5.4	9.4	23.4	33.7
Resorts and leisure revenue	9.7	8.8	57.3	54.5
Leasing revenue	2.4	2.2	9.8	9.0
Timber revenue	1.2	0.7	5.2	6.7
Total revenue	$18.7	$21.1	$95.7	$103.9

Summary Balance Sheet ($ in millions)

	December 31, 2016	December 31, 2015
Assets
Investment in real estate, net	$314.6	$313.6
Cash and cash equivalents	241.1	212.8
Investments	175.7	191.2
Restricted investments	5.6	7.1
Income tax receivable	27.1	2.3
Claim settlement receivable	7.8	--
Other assets	38.4	36.8
Property and equipment, net	9.0	10.1
Investments held by special purpose entities	208.6	208.8
Total assets	$1,027.9	$982.7

Liabilities and Equity
Debt	$55.0	$54.5
Other liabilities	41.0	41.9
Deferred tax liabilities	68.8	36.8
Senior Notes held by special purpose entity	176.3	176.1
Total liabilities	341.1	309.3
Total equity	686.8	673.4
Total liabilities and equity	$1,027.9	$982.7

Debt Schedule
($ in millions)

	December 31, 2016	December 31, 2015
Pier Park North JV	$47.5	$47.5
Community Development District debt	7.5	7.0
Total debt	$55.0	$54.5

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Employee costs	$1.8	$3.8	$7.1	$13.8
401(k) contribution / pension costs	--	0.1	1.4	1.3
Non-cash stock compensation costs	--	--	0.1	0.2
Property taxes and insurance	1.3	1.4	5.6	5.7
Professional fees	1.2	1.8	5.0	7.4
Marketing and owner association costs	0.5	0.4	1.5	1.4
Occupancy, repairs and maintenance	0.2	0.6	0.7	1.3
Other	0.3	0.6	1.7	2.3
Total other operating and corporate expenses	$5.3	$8.7	$23.1	$33.4

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s planned 2017 increase in capital expenditures and its belief that the increase will provide recurring revenue and asset value; selective one-off sales of land holdings; the Company’s belief that the GKN Aerospace facility will enhance long term value of the Bay County area and the Company; and the Company’s expectations regarding its business strategy, future operations and pursuit of value creation for its shareholders. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) changes in the Company’s strategic objectives and its ability to implement such strategic objectives; (2) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including a slowing of the population growth in Florida, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (3) any potential negative impact of the Company’s longer-term property development strategy, including losses and negative cash flows for an extended period of time if the Company continues with the self-development of its entitlements; (4) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (5) the Company’s ability to capitalize on its leasing operations in the Pier Park North joint venture; (6) the Company’s ability to capitalize on opportunities relating to its development of mixed use, active adult, and other communities, including its ability to successfully and timely obtain land-use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of its land, including the permits required for the mixed use, active adult, and other communities; (7) the impact of market volatility on the value of the Company’s investments, including potential unrealized losses or the realization of losses on its investments; (8) the Company’s ability to enter into a lease with GKN Aerospace on favorable terms or at all; and (9) the Company’s ability to effectively deploy and invest its assets, including available-for-sale securities; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2016 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2017, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and “VentureCrossings®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com